     As filed with the Securities and Exchange Commission on July 23, 1997

                                                   Registration No. 333-________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   __________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   _________

                            HEALTHCARE COMPARE CORP.
             (Exact name of registrant as specified in its charter)


        DELAWARE                                           36-3307583
(State of Incorporation)                       (IRS Employer Identification No.)


              3200 HIGHLAND AVENUE, DOWNERS GROVE, ILLINOIS 60515
              (Address of principal executive offices) (Zip Code)

                HEALTHCARE COMPARE CORP. STOCK OPTION AGREEMENTS
                              WITH JAMES C. SMITH
                            (Full title of the plan)

                            WILLIAM M. HOLZMAN, ESQ.
                            NEAL, GERBER & EISENBERG
                             2 NORTH LASALLE STREET
                            CHICAGO, ILLINOIS  60602
                    (Name and address of agent for service)

                                 (312) 269-8000
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                    Proposed
                                    Maximum                   Amount of
Title of Securities                 Aggregate                 Registration
To be Registered                    Offering                  Price Fee
-------------------                 ---------                 ------------

Common Stock,
 par value $.01
 per share                          $18,220,000(1)            $5,522



================================================================================

(1) Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

                                     PART I

                           NOT APPLICABLE TO DOCUMENT


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents are incorporated in this Registration Statement by reference:


      1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

      3. The description of the Registrant's Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-15846) filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such description.

      4. All documents filed by the Registrant pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and before the Registrant files a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold.


ITEM 4.    DESCRIPTION OF SECURITIES

      Not Applicable.


ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Burton W. Kanter, a director of the Company and the Chairman of the Company's Audit Committee, is of counsel to the law firm of Neal, Gerber & Eisenberg, Chicago, Illinois, which firm performs legal services for the Company on a regular basis and is passing on certain legal matters relating to the Common Stock being registered hereby. In addition, William M. Holzman, a partner of Neal, Gerber


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

& Eisenberg, is an Assistant Secretary of the Company. Certain partners of and other attorneys associated with Neal, Gerber & Eisenberg own shares of Common Stock.


ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers the Company to indemnify officers and directors in certain instances. Article Seventh,
Section 2 of the Restated Certificate of Incorporation of the Company provides as follows: "The directors, as well as the officers, employees and agents of the Company shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended." As a consequence, directors of the Company will be insulated for liability for monetary damages for breach of fiduciary duty as a director, including monetary liabilities for negligent or grossly negligent business decisions, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The exculpation provided with respect to liability by the foregoing is effective for actions taken after April 16, 1987.

     The By-Laws of the Company contain provisions whereby the Company will indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against such persons as a result of their relationship with the Company, provided that it is determined that such persons acted in accordance with a stated standard of conduct in connection with the acts or events upon which such claim, action or suit is based. Such determination will be made either by a quorum of disinterested directors, if available, or by independent legal counsel in a written opinion, or by the vote of the Company's stockholders. The finding of either criminal or civil liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Registrant has purchased for the benefit of its officers and directors an insurance policy, whereby the insurance company agrees, among other things, to make payment to the Company in the event any such officer or director becomes legally obligated to make a payment in connection with an alleged wrongful act. Wrongful acts means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by an officer or director of the Company.


ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

           Not Applicable.


ITEM 8.    EXHIBITS

Exhibit
Number      Description of Document                   Page No.
------      -----------------------                   --------

4.1         HealthCare COMPARE Corp. Stock
            Option Agreement dated as of
            January 1, 1997 by and between
            the Company and James C. Smith........

4.2         HealthCare COMPARE Corp. Stock
            Option Agreement, dated as of
            January 1, 1997 by and between
            the Company and James C. Smith........

5           Opinion of Neal, Gerber &
            Eisenberg.............................

23.1        Consent of Deloitte & Touche LLP......

23.2        Consent of Neal, Gerber &
            Eisenberg (included in Exhibit 5
            to this Registration Statement)

24          Powers of Attorney (on signature
            page of Registration Statement)



ITEM 9.    UNDERTAKINGS

      The undersigned hereby undertakes:


      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any

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

           material change to such information in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Downers Grove, State of Illinois, on the 22nd day of July, 1997.


                                          HEALTHCARE COMPARE CORP.
                                          (REGISTRANT)



                                          By:  /s/ Joseph E. Whitters
                                             ----------------------------
                                             Joseph E. Whitters,
                                             Chief Financial Officer


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


     Each person whose signature appears below hereby constitutes and appoints Joseph E. Whitters, Ronald H. Galowich and William M. Holzman, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned and to file the same, with all exhibits thereto, in any and all capabilities, to sign any and all amendments and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (including post-effective amendments thereto and other documents in connection therewith), with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of July, 1997.


     Signature                            Title
     ---------                            -----
/s/ Thomas J. Pritzker      Chairman of the Board and Director
------------------------
Thomas J. Pritzker


/s/ James C. Smith          President, Chief Executive Officer
------------------------    and Director (Principal Executive
James C. Smith              Officer)


/s/ Joseph E. Whitters      Vice President, Finance, Chief
------------------------    Financial Officer and Treasurer
Joseph E. Whitters          (Principal Accounting and Principal
                            Financial Officer)


                            Director
------------------------
Robert J. Becker, M.D.

/s/ Michael J. Boskin       Director
------------------------
Michael J. Boskin, Ph.D.

/s/ Daniel Brunner          Director
------------------------
Daniel Brunner

/s/ Ronald H. Galowich      Director
------------------------
Ronald H. Galowich


/s/ Harold S. Handelsman    Director
------------------------
Harold S. Handelsman

/s/ Burton W. Kanter        Director
------------------------
Burton W. Kanter

/s/ Don Logan               Director
------------------------
Don Logan

/s/ Robert S. Colman        Director
------------------------
Robert S. Colman

/s/ David Simon             Director
------------------------
David Simon


By: /s/ Joseph E. Whitters
    ----------------------
     Joseph E. Whitters,
     Attorney-in-fact



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